Exhibit 99.1

Tronox to Continue Engagement with the European Commission Regarding the Planned Acquisition of Cristal TiO2

STAMFORD, Conn., December 20, 2017 -- Tronox Limited (NYSE: TROX) today confirmed that the European Commission has initiated a Phase II review of the company’s planned acquisition of the titanium dioxide (TiO2) business of Cristal, a privately held global chemical and mining company headquartered in Jeddah, Saudi Arabia.  The commission would have up to 90 working days, a period that may be extended or shortened, to make a final decision on whether the proposed transaction would significantly impede effective competition in the European Economic Area.

Tronox Chief Executive Officer Jeffry N. Quinn said: “We remain actively engaged with representatives of the European Commission as they continue their analysis of our planned acquisition of Cristal’s TiO2 business.  We believe this highly synergistic acquisition will enhance competition in the global TiO2 industry and benefit our customers around the world.  We look forward to our ongoing engagement with the Commission to secure approval for this transaction in a timely manner.”

The transaction has been unconditionally cleared in Australia, China, New Zealand, Turkey, South Korea and Colombia.  Reviews in the U.S. and Saudi Arabia are ongoing.

About Tronox

Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. For more information, visit tronox.com.

About Cristal

Cristal (also known as The National Titanium Dioxide Company Limited) operates eight manufacturing plants in seven countries on five continents and employs approximately 4,100 people worldwide.  Cristal is owned 79 percent by Tasnee (a listed Saudi joint-stock company) and 20 percent by Gulf Investment Corporation (GIC), a company equally owned by the six states of the Gulf Cooperation Council (GCC), headquartered in Kuwait.  One percent of the company is owned by Dr. Talal Al-Shair, who also serves as vice chairman, Tasnee and chairman of Cristal.

Media Contact: Bud Grebey
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Investor Contact: Brennen Arndt
Direct: +1.203.705.3730